Calculation of Filing Fee Table

S-8

(Form Type)

HALEON PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1) (2)	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares, nominal value £0.01 per share (granted pursuant to the Performance Share Plan 2022)	457(c)	40,000,000	$2.97	$118,800,000.00	0.0000927	$11,012.76

		Ordinary Shares, nominal value £0.01 per share (granted pursuant to the Share Value Plan 2022)	457(c)	155,000,000	$2.97	$460,350,000	0.0000927	$42,674.45

	Total Offering Amounts					$579,150,000		$53,687.21

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$53,687.21

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Ordinary Shares as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Ordinary Shares may be represented by American depositary shares (“ADSs”). ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-265343). Each ADS represents two Ordinary Shares.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based on the high and low prices of Ordinary Shares as reported on the London Stock Exchange on 23 September 2022, and converted at the cross rate of £1.00 = $1.08475, as reported by Bloomberg at 5:00 p.m., New York City time, on 23 September 2022.